As filed with the Securities and Exchange Commission on June 14, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VS Holdings, Inc.	Delaware	5400	11-3664322
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

Vitamin Shoppe Industries Inc.	New York	5400	13-2993785
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

VS Direct Inc.	Delaware	5400	13-4289833
(Exact Name of Registrant as Specified in Its Charter)	(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

2101 91st Street

North Bergen, New Jersey 07047

(800) 223-1216

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald M. Neifield, Esq.

The Vitamin Shoppe

Vice President and General Counsel

2101 91st Street

North Bergen, New Jersey 07047

(800) 223-1216

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Vincent J. Pisano, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

(212) 446-4800

Approximate Date Of Commencement Of Proposed Sale To The Public:    The exchange will occur as soon as practicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Second Priority Senior Secured Floating Rate Notes due 2012	$165,000,000	$165,000,000	$17,655	(3)
Guarantees (2)	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.
(3)	Previously paid.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The sole purpose of this amendment is to file Exhibits 3.1, 3.6, 10.2, 10.11, 10.17, 10.18 and 10.25.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware

VS Holdings, Inc. and VS Direct Inc. are incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The certificate of incorporation of each of VS Holdings, Inc. and VS Direct Inc. provide for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of each of VS Holdings, Inc. and VS Direct Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

The by-laws of each of VS Holdings, Inc. and VS Direct Inc. provide for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the Delaware General Corporation Law.

New York

Vitamin Shoppe Industries Inc. is incorporated under the laws of the state of New York.

Section 722(a) of the New York Business Corporation Law, or the NYBCL, provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the directors acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. The certificate of incorporation of each of 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. currently do not contain a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

The by-laws of Vitamin Shoppe Industries Inc. provide for the indemnification of all of its current and former directors and current or former officers to the fullest extent permitted by the NYBCL.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
1.1	Purchase Agreement dated as of November 15, 2005 by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear Stearns, BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers, with respect to Second Priority Senior Secured Floating Rate Notes due 2012.†

3.1	Restated Certificate of Incorporation of VS Holdings, Inc.††

3.2	Restated Certificate of Incorporation of Vitamin Shoppe Industries Inc.†

3.3	Certificate of Incorporation of VS Direct Inc.†

3.4	Amended and Restated By-Laws of VS Holdings, Inc.†

3.5	Third Amended and Restated By-Laws of Vitamin Shoppe Industries Inc.†

3.6	Amended and Restated By-Laws of VS Direct Inc.††

4.1	Indenture dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Wilmington Trust Company, as Trustee.†

4.2	Registration Rights Agreement dated as of dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear Stearns, BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers.†

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2012.†

5.1	Opinion of Kirkland & Ellis LLP.†

10.1	Loan and Security Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. as Guarantor, the Lenders from time to time thereto, and Wachovia Bank, National Association as agent for the Lenders.†

10.2	Amendment No. 1 And Consent To Loan And Security Agreement, dated as of June 12. 2006, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, VS Holdings, Inc. and VS Parent, Inc., as Guarantors, the Lenders from time to time thereto, and Wachovia Bank, National Association as agent for the Lenders.††

10.3	Trademark Security Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.4	Stock Pledge Agreement, dated as of November 15, 2005, by and between Vitamin Shoppe Industries Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.5	Guarantee of VS Holdings, Inc. and VS Direct Inc. of obligations of Vitamin Shoppe Industries Inc. under the Loan and Security Agreement.†

10.6	Guarantee of Vitamin Shoppe Industries Inc. and VS Holdings, Inc. of obligations of VS Direct Inc. under the Loan and Security Agreement.†

10.7	Stock Pledge Agreement, dated as of November 15, 2005, by and between VS Holdings, Inc. as Pledgor and Wachovia Bank, National Association as Pledgee.†

10.8	Intercreditor Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Direct Inc. and VS Holdings, Inc. as Pledgors, Wachovia Bank, National Association as Agent under the Loan and Security Agreement and Wilmington Trust Company, as Trustee under the Indenture and Parity Lien Collateral Agent.†

10.9	Deposit Account Control Agreement, dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., Wachovia Bank, National Association as Agent under the Loan Agreement and Bank of America, N.A.†

EXHIBIT NO.	DESCRIPTION
10.10	Collateral Account Notification and Acknowledgement dated as of January 15, 2006, by and between Vitamin Shoppe Industries Inc., Wachovia Bank National Association and Bank of America, N.A.†

10.11	Third Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, between Thomas Tolworthy, VS Parent, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc.*††

10.12	Non-Competition Agreement, dated as of August 2, 2004, between VS Holdings, Inc. and Wayne M. Richman.*†

10.13	Side Letter, dated as of July 22, 2005, to Non-Competition Agreement between VS Holdings, Inc. and Wayne M. Richman.*†

10.14	Side Letter, dated as of September 6, 2005, to Non-Competition Agreement between VS Holdings, Inc. and Wayne M. Richman.*†

10.15	Form of General Release, dated as of December 28, 2004, between Jeffrey Horowitz and Vitamin Shoppe Industries Inc.*†

10.16	Voluntary Separation Agreement and General Release, dated as of February 1, 2005, between Alan M. Aronovitz and Vitamin Shoppe Industries Inc.*†

10.17	Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, between Anthony Truesdale and VS Parent, Inc., Vitamin Shoppe Industries Inc., VS Holdings, Inc. *††

10.18	Amendment to Employment Agreement, dated as of June 12, 2006, between Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc.*††

10.19	Vitamin Shoppe Industries Inc. Management Incentive Plan, dated as of February 28, 2006.*†

10.20	Vitamin Shoppe Industries Inc. Management Incentive Plan, dated as of March 7, 2005.*†

10.21	Form of Employment Agreement between executive officer, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc.*†

10.22	Lease Agreement, dated as of May 2, 2002, between Hartz Mountain Industries, Inc. and Vitamin Shoppe Industries. Inc.†

10.23	Purchase Agreement, dated as of November 1, 2004, between Natures Value, Inc. and Vitamin Shoppe Industries Inc.†

10.24	Advisory Services Agreement, dated as of November 27, 2002, by and among Bear Stearns Merchant Manager II, LLC, VS Holdings, Inc., and Vitamin Shoppe Industries Inc.†

10.25	Amendment No. 1 to Advisory Services Agreement, dated as of June 12, 2006, by and among VS Holdings, Inc., Vitamin Shoppe Industries Inc., Bear Stearns Merchant Manager II, LLC and VS Parent, Inc.††

12.1	Statement re computation of ratios.†

21.1	Subsidiaries of the Registrant.†

23.1	Consent of Deloitte & Touche LLP.†

23.2	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).†

25.1	State of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wilmington Trust Company.†

99.1	Form of Letter of Transmittal.†

*	Management contract or compensation plan or arrangement.
†	Previously filed as an Exhibit to Registration Statement No. 333-134983 on Form S-4 filed on June 13, 2006.
††	Filed herewith.

ITEM 22.	UNDERTAKINGS

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on June 14, 2006.

VS HOLDINGS, INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2006

/s/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	June 14, 2006

/s/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	June 14, 2006

/s/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	June 14, 2006

/s/ JOHN H. EDMONDSON John H. Edmondson	Director	June 14, 2006

/s/ DAVID H. EDWAB David H. Edwab	Director	June 14, 2006

/s/ DOUGLAS B. FOX Douglas B. Fox	Director	June 14, 2006

/s/ DAVID I. FUENTE David I. Fuente	Director	June 14, 2006

Name	Title	Date

/S/ JOHN D. HOWARD John D. Howard	Director	June 14, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	June 14, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	June 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on June 14, 2006.

VITAMIN SHOPPE INDUSTRIES INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2006

/S/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	June 14, 2006

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	June 14, 2006

/S/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	June 14, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	June 14, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	June 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on June 14, 2006.

VS DIRECT INC.
(Registrant)

By:	/S/ THOMAS A. TOLWORTHY
Thomas A. Tolworthy
Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Cosmo La Forgia, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ THOMAS A. TOLWORTHY Thomas A. Tolworthy	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2006

/S/ ANTHONY TRUESDALE Anthony Truesdale	President and Chief Merchandising Officer	June 14, 2006

/S/ COSMO LA FORGIA Cosmo La Forgia	Vice President, Finance (Principal Financial and Accounting Officer)	June 14, 2006

/S/ RONALD M. NEIFIELD Ronald M. Neifield	Vice President, General Counsel and Secretary	June 14, 2006

/S/ DOUGLAS R. KORN Douglas R. Korn	Director	June 14, 2006

/S/ RICHARD L. PERKAL Richard L. Perkal	Director	June 14, 2006